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Zion Oil & Gas Newsletter

November 11, 2010
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Dear Shareholder and/or Friend of Zion

This past week, John Brown (Zion's Founder and Chairman) and Victor Carrillo (a Zion Board member, who is also Chairman of the Railroad Commission of Texas) flew in from Dallas to visit Israel.

On Monday, November 8, 2010, John Brown, Victor Carrillo, Bill Ottaviani (Zion's President and Chief Operating Officer) and I attended a meeting at Israel's Ministry of National Infrastructures with Israel's Petroleum Commissioner, Dr. Ya'acov Mimran.

We discussed a number of issues relating to Zion's work in Israel, including our current drilling operations and our future plans to apply for a license for the area currently covered by our Issachar-Zebulun permit. A license would allow us to implement test drilling whereas no test drilling is allowed on a permit area.

As you can see in the following photographs, the meeting was held in a warm, friendly, and open atmosphere.

Left to Right: Dr. Charlie Druckman (Zion Board member and Israel's former Petroleum Commissioner), Bill Ottaviani, Victor Carrillo, Dr. Ya'acov Mimran, John Brown, Dr. Victor Bariudin (Senior Coordinator Oil & Gas Production at Ministry of National Infrastructures)

Left to Right: Victor Carrillo shows Dr. Ya'acov Mimran a map detailing the gas pipeline infrastructure in Texas.
(The total pipeline miles in Texas is ~ 282,000 miles. By contrast, Israel is approximately 290 miles in length and 85 miles in width at its widest point.)

Left to Right: Richard Rinberg (Zion's CEO), Victor Carrillo, John Brown, Dr. Ya'acov Mimran and Bill Ottaviani

John Brown and Victor Carrillo also visited the Ma'anit-Joseph #3 wellsite to view the drilling operations.

Left to Right: Ali Isinak (Drilling Engineer), John Brown, Victor Carrillo, Rasim Yoruk (Well Manager), Danny Weisman (Foreman) at the Ma'anit-Joseph #3 wellsite.

Drilling Operations at the Ma'anit-Joseph #3 Wellsite

The drilling rig at the Ma'anit-Joseph #3 wellsite

On August 26, 2010, drilling operations began on the Ma'anit-Joseph #3 well, in our Joseph License area, onshore Northern Israel.

During the past week, we tested the integrity and quality of the cementing operation performed on the most recent string of casing (9-5/8” diameter) run in the hole.

All of our testing indicated that we had a proper cement bond and were ‘good to go’ with continuous drilling of our next hole interval.

Having a proper cement bond between the casing and rock wall of the hole is a critical requirement from both a safety and environmental protection standpoint.

Following the successful testing of our recent cementing operation, we began continuous drilling of the next hole section.

As of Thursday November 11, we are drilling an 8-1/2" hole to the depth of approximately 2,500 meters (8,200 feet).

This next section will be drilled to approximately 4,380 meters (14,370 feet) and will take us into rock of Middle Triassic age.  While our ultimate target is the deeper rock layers of Permian age, it is possible that we may begin to see evidence of hydrocarbons (oil or gas) as we drill this next section of the hole through the Triassic.

Rights Offering

As I mentioned last week:

(i)  Zion's rights offering is scheduled to expire next week, on Monday, November 15, 2010.

(ii) Even when opportunity knocks... a person still has to get up and open the door

If you were a stockholder on the record date of September 28, 2010, it is still not too late for you to exercise your rights in Zion's Rights Offering, but it soon will be.

We have mailed to all eligible stockholders a copy of the prospectus supplement which was filed with the SEC on September 29, 2010, subscription materials and other items necessary for exercising the rights. Shareholders who hold their shares in a bank or broker name should have received the rights offering material from their bank or broker.

Under the rights offering, Zion has distributed (at no cost to stockholders) non-transferable subscription rights to holders of Zion's common stock on the close of business on the record date of September 28, 2010, to purchase their pro rata portion of approximately 3.8 million Units of Zion's securities Unit at a purchase price of $5.00 per Unit.

ONE UNIT = ONE SHARE (of Zion's common stock) + ONE WARRANT

The Warrant will allow the purchase of an additional share of Zion's common stock at an exercise price of $4.00 and will be exercisable for a two year period beginning after the offering expires.

You may wish to review the Frequently Asked Questions (FAQs) relating to the rights offering on our website at:  www.zionoil.com/investor-center

If you wish to participate in Zion's Rights Offering, please do so without delay.

If you have a query, please call Zion's office (toll free): 1-888-TX1-ZION = 1-888-891-9466

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion and Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, ability to raise additional capital, the successful establishment of the drilling subsidiary and the negotiation and execution of definitive agreements with the current owner of the drilling rig with respect thereto, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

NOTICE:

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).

Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Mike Williams at Zion Oil & Gas, Inc. 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com
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